EXHIBITS 5.1 and 23.2

SCHNEIDER WEINBERGER & BEILLY LLP

2200 Corporate Blvd., Suite 210

Boca Raton, Florida 33431

April 20, 2006

OmniComm Systems, Inc.

2101 Commercial Blvd.

Suite 4000

Ft. Lauderdale, Florida 33309

Re:	Registration Statement on Form SB-2 (the “Registration Statement”)

OmniComm Systems, Inc. (the “Company”)

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission in connection with the registration for public resale of an aggregate of 42,913,850 shares (the “Registerable Shares”) of the Company’s common stock, $.001 par value per share (“Common Stock”), consisting of 9,334,000 shares of outstanding Common Stock and 33,579,850 shares issuable upon conversion or exercise of the Company’s Series B Preferred Stock, Series C Preferred Stock, warrants, and Placement Agent Unit Options, all as described in the Registration Statement.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Certificate of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Registerable Shares; (c) the Registration Statement and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Registerable Shares were or are to be issued; and (e) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon and subject to the foregoing, we are of the opinion that the Registerable Shares are, or when issued in accordance with their terms and upon receipt by the Company of the agreed upon consideration therefore will be, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Sincerely,

/s/ SCHNEIDER WEINBERGER & BEILLY LLP

Schneider Weinberger & Beilly LLP